Exhibit 99.1

KODIAK OIL & GAS CORP. AGREES TO ACQUIRE WILLISTON BASIN PRODUCING
PROPERTIES AND UNDEVELOPED LEASEHOLD

Transaction Highlights Include:

•                  ~13,500 NET ACRES PRINCIPALLY IN WILLIAMS COUNTY, N.D.

•                  ESTIMATED NET PRODUCTION OF 3,000 BOE PER DAY UPON CLOSING

•                  HIGH-WORKING-INTEREST, OPERATED PROPERTIES, CONTIGUOUS BLOCK

•                  SIXTH DRILLING RIG

DENVER — September 28, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced that it has entered into a definitive purchase and sale agreement with a private oil and gas company (“Seller”) to acquire additional producing properties and undeveloped leasehold in the Williston Basin.  The purchase price for the asset package, which will be paid in cash, is approximately $235 million, subject to customary post-closing adjustments to reflect the effective date of the acquisition.  Kodiak has agreed to assume the Seller’s term-contract for a drilling rig, subject to the rig owner’s consent.  Kodiak expects to fund the transaction through available cash balances and through borrowings under credit facilities, which would include an expanded borrowing base revolving credit facility and an expanded second-lien term loan.

Upon completion of the transaction, Kodiak will acquire 13,500 net mineral acres located principally in Williams County, N.D. in an area just north of the Company’s Koala Project area.  Estimated net oil and gas production included in the acquisition is projected to be approximately 3,000 barrels of oil equivalent per day, (BOE/d) at closing.  The transaction will expand Kodiak’s acreage position in the Williston Basin to nearly 110,000 net acres.  Kodiak will assume operatorship of 15 drilling units on the contiguous leasehold to be acquired.

The transaction includes a working interest in six gross (4.6 net) operated producing wells.  The acquisition also includes three gross (1.5 net) wells that have been drilled and are waiting on completion, two of which are projected to be completed before closing, one gross (0.35 net) well currently drilling, and four permitted and built locations.  Once the four permitted wells are drilled, nearly all of the leasehold to be acquired will be held by production by early 2012.

Based upon Kodiak’s internal evaluation of the production profile and history from the wells drilled within the acreage block, the Company projects an average per-well estimated ultimate recovery of 650,000 BOE from the Bakken Formation.  No wells have been drilled on these lands testing the Three Forks Formation.  However, it is the Company’s belief that this formation should be productive based upon its early completion results on the Koala Project Area to the south, and based upon recent activity from other industry well results.  If both formations are productive, the Company believes that the acquired lands could allow for over 75 operated locations.

*Pending Acquisition Highlights**

- ~13,500 net acres
- Projected ~3,000 net BOE/d at closing
- Operated properties
- Up to ~ 75 net potential Bakken / TFS locations
- Pipeline access
- Anticipated close: late October 2011

**Subject to closing*

WILLISTON
WILLIAMS CO.
McKENZIE CO.
KOALA

MAP SYMBOLS
DRILLING WELL
CONFIDENTIAL WELL
PERMITTED LOCATION
BAKKEN PRODUCER
SANISH-TF PRODUCER
One Mile
WOC
DRLG
WOC
WOC

Operated Leasehold

Non-operated Leasehold

KODIAK

OIL & GAS CORP.

Locator Map – September 2011

Williams and McKenzie Counties, ND

Included in the acquisition are certain surface equipment and gas pipeline connection facilities that tie into a regional third-party natural gas gathering system.  The operated lands are located within a few miles of a crude oil railway terminal and interstate pipeline interconnect that is expected to be fully in service during 2012.  Also included in the transaction is a newly drilled salt water disposal well and water gathering pipelines.

The drilling rig contract that Kodiak has agreed to assume is currently drilling the last of the four wells under the primary contract and, subject to the rig owners consent, it will provide Kodiak with an option for a 12-well extension.  With the addition of this rig, and the new-build rig that is expected to be delivered in October 2011, the Company will be operating a total of six drilling rigs.  Kodiak is also participating with an approximate 50% non-operated working interest under leasehold in Dunn County where two rigs are presently drilling.

The addition of the rig associated with the transaction announced today is not expected to materially change the Company’s 2011 capital expenditure requirements.  Kodiak projects that anticipated cash flow generated from these properties should exceed the capital requirements of the current projected drilling and completion program for these lands.  As previously announced, Kodiak’s estimated 2011 capital expenditure guidance for drilling, completions and infrastructure remains at $230 million.

The acquisition is expected to close in late October 2011 and is subject to the completion of customary due diligence and closing conditions.  The effective date for the transaction is August 1, 2011, with any purchase price adjustments to be calculated as of the closing date.

Expanded Credit Facilities

The Company has executed a commitment letter from its lender, Wells Fargo Bank, N.A., with respect to an amendment to and an increase in available capacity under the Company’s borrowing base revolving credit facility.  The agreement will facilitate an increase in the Company’s borrowing base to $225 million from the prior level of $110 million, and will expand committed capacity to the same level.  Kodiak currently has no borrowings drawn on the first-lien revolver. The expansion of the credit facilities will be based primarily on Kodiak’s drilling results to date and on production and reserves expected to be added through this acquisition agreement.

In addition, the Company has executed a commitment letter from Wells Fargo Energy Capital, Inc. for an expansion of its senior secured second-lien term loan facility to a commitment of $75 million, an increase of $20 million from the previous commitment. Documentation for the new credit facilities, which will include customary closing conditions, is expected to be executed contemporaneously with the closing of the acquisition announced today.

Management Comment

Commenting on the transaction, Kodiak’s Chairman and CEO Lynn Peterson said:  “We continue to execute on our stated goal of acquiring contiguous, operated leasehold in the heart of the Bakken play.  Today’s transaction, when closed, will add significantly to our leasehold and complements our core operating area in McKenzie County where we have been completing strong producing wells.  The acquired operated lands are proximate to the major regional oil service center of Williston, N.D. which should provide some field-level operating efficiencies.  Importantly, these cash flowing assets are predominantly held by production allowing us to maintain our current capital expenditure budget and drilling program.  The properties further benefit from an active gas and water pipeline infrastructure project which will eliminate the need for trucking.

“This acquisition, when closed, brings our total leasehold position in the core Bakken play to over 100,000 net acres with over a 10-year inventory of drilling, based upon our current drilling program.  Increasing our operated rig count to six rigs should allow us to support a full-time dedicated frac crew which we will work to achieve by year-end.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring for, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur.  Forward-looking statements in this document include statements regarding the expectations, anticipated benefits and closing of, and source of funds for, the acquisition transaction, the Company’s expectations regarding the expansion of its borrowing base revolving credit facility and its senior secured second-lien term loan facility, the Company’s operational, exploration and development plans, the Company’s expectations regarding drilling plans, and midstream infrastructure access, the Company’s expectations regarding its anticipated capital requirements, the Company’s expectations regarding capital expenditures and estimates and expectations regarding production, revenues and cash flows and recoveries.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11